Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 1, 2014, Westell, Inc. (Westell), a wholly-owned subsidiary of Westell Technologies, Inc., a Delaware corporation, acquired all of the outstanding capital stock (the Acquisition) of Cellular Specialties, Inc., (CSI) a New Hampshire corporation. The Acquisition was pursuant to the terms of a stock purchase agreement (the Stock Purchase Agreement), dated as of March 1, 2014, by and among Westell, CSI, the shareholders of CSI, Scott T. Goodrich and R. Bruce Wilson, in their capacity as the sellers’ representative and each of Scott T. Goodrich, Fred N.S. Goodrich, Kelley Carr, and R. Bruce Wilson (the Sellers). The aggregate purchase price was $39.0 million, which amount is subject to a working capital adjustment and escrow provisions. The purchase price was funded using available cash. The Stock Purchase Agreement contains representations and warranties customary for a transaction of this type.

The following unaudited pro forma condensed combined financial statements give effect to the Acquisition by Westell of CSI in a transaction to be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC), Business Combinations (ASC 805).

The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of Westell and CSI as of December 31, 2013, and has been prepared to reflect the Acquisition as if it occurred on December 31, 2013. The unaudited pro forma condensed combined statement of operations are presented as if the Acquisition had occurred on April 1, 2012. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2013 combines the historical financial statements of Westell for the year ended March 31, 2013 with the historical financial statements of CSI for its fiscal year ended December 31, 2012 adjusted for discontinued operations and to include the three month period ended March 31, 2013 and exclude the three month period ended March 31, 2012. The unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2013 combines the historical financial statements of Westell and the historical financial statements of CSI for its fiscal year ended December 31, 2013 adjusted to exclude the three month period ended March 31, 2013. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable, factually supportable, and with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. In addition, the unaudited pro forma condensed combined financial statements do not reflect operating synergies, cost reductions integration or other one-time costs, restructuring or revenue enhancements that may result from the Acquisition.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Acquisition been completed on the assumed date or for the period presented, or which may be realized in the future. To produce the pro forma financial information, Westell adjusted CSI’s assets and liabilities to their estimated fair values. The accounting for the business combination is based on currently available information and is considered preliminary. The final accounting for business combination may differ materially from that presented in these unaudited pro forma condensed combined financial statements.

Although the fiscal periods of Westell and CSI are non-coterminous, the CSI statements of operations are presented based on the Westell reporting period.

Westell discontinued the operations of its Customer Networking Services (CNS) segment in the first quarter of fiscal year 2014. The historical statement of operations for the year ended March 31, 2013 has been adjusted to present the results of the CNS segment as discontinued operations.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•
The Current Report on Form 8-K filed with the SEC on March 3, 2014, as amended by the Current Report on Form 8-K/A (Amendment No. 1) (the Form 8-K/A) of which these unaudited pro forma condensed combined financial statements are included as Exhibit 99.2 to the Form 8-K/A.

•
Westell’s audited consolidated financial statements as of and for the year ended March 31, 2014, including the related notes thereto contained in Westell’s Annual Report on Form 10-K for the year ended March 31, 2013; and

•	CSI’s audited consolidated financial statements, including the related notes thereto, as of and for the year ended December 31, 2013, which are included as Exhibit 99.1 to the Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2013
(in thousands)

	Historical
	Westell Technologies, Inc.	Cellular Specialties, Inc.	Pro Forma Adjustments		Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$69,649	$6,183	$(43,738)	(a)	$32,094
Short-term investments	17,159	—	—		17,159
Accounts receivable, net	12,357	4,000	(535)	(b)	15,822
Inventories	20,544	4,906	1,517	(c)	26,967
Prepaid expenses and other current assets	1,991	2,054	(1,815)	(d)	2,230
Assets available-for-sale	1,044	—	—		1,044
Total current assets	122,744	17,143	(44,571)		95,316
Property and equipment, net	1,267	810	6	(e)	2,083
Goodwill	8,025	—	21,153	(f)	29,178
Intangible assets, net	17,447	1,227	15,003	(g)	33,677
Other non-current assets	435				435
Total assets	$149,918	$19,180	$(8,409)		$160,689

Liabilities and Stockholders’ Equity
Accounts payable	$6,471	$2,524	$—		$8,995
Accrued expenses	7,322	1,768	(193)	(b)	8,897
Current portion of capital lease	—	17	—		17
Deferred revenue	236	2	—		238
Total current liabilities	14,029	4,311	(193)		18,147
Deferred revenue non-current	738	—	—		738
Contingent consideration non-current	785	—	—		785
Capital lease obligation, net of current portion	—	26	—		26
Deferred income tax	—	6	(6)	(h)	—
Other non-current liabilities	1,108	—	12	(b)	1,120
Total liabilities	16,660	4,343	(187)		20,816
Total stockholders’ equity	133,258	14,837	(8,222)	(i)	139,873
Total liabilities and stockholders’ equity	$149,918	$19,180	$(8,409)		$160,689

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended March 31, 2013
(in thousands)

	Historical		Historical
	Westell Technologies, Inc.	CNS Discontinued Operations (a)	Cellular Specialties, Inc.	Pro Forma Adjustments		Pro Forma Condensed Combined
Revenue	$40,044	$(1,236)	$21,370	$179	(b)	$60,357
Gross profit	14,324	(999)	10,374	(1,337)	(c)	22,362
Operating expenses:
Sales and marketing	7,439	53	4,264	—		11,756
Research and development	7,326	(1,398)	3,117	—		9,045
General and administrative	9,910	(600)	4,337	—		13,647
Intangible amortization	892	(5)	—	3,296	(d)	4,183
Restructuring	149	—	—	—		149
Goodwill impairment	2,884	—	—	—		2,884
Total operating expenses	28,600	(1,950)	11,718	3,296		41,664
Operating income (loss)	(14,276)	951	(1,344)	(4,633)		(19,302)
Other income (expense)	175	—	(147)	—		28
Income (loss) before income taxes and discontinued operations	(14,101)	951	(1,491)	(4,633)		(19,274)
Income tax benefit (expense)	(29,392)	(367)	(110)	(342)	(e)	(30,211)
Income (loss) from continuing operations	(43,493)	584	(1,601)	(4,975)		(49,485)

Income (loss) per share from continuing operations:
Basic	$(0.73)					$(0.83)
Diluted	$(0.73)					$(0.83)

Average number of common shares outstanding:
Basic	59,944					59,944
Diluted	59,944					59,944

Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended December 31, 2013
(in thousands)

	Historical	Historical
	Westell Technologies, Inc.	Cellular Specialties, Inc.	Pro Forma Adjustments		Pro Forma Condensed Combined
Revenue	77,652	31,026	158	(b)	108,836
Gross profit	33,434	15,967	—		49,401
Operating expenses:					—
Sales and marketing	10,812	1,806	—		12,618
Research and development	7,845	3,606	—		11,451
General and administrative	10,200	2,484	—		12,684
Intangible amortization	3,588	102	2,317	(d)	6,007
Restructuring	273	—	—		273
Total operating expenses	32,718	7,998	2,317		43,033
Operating income (loss)	716	7,969	(2,317)		6,368
Other income (expense)	(63)	(37)	—		(100)
Income (loss) before income taxes and discontinued operations	653	7,932	(2,317)		6,268
Income tax benefit (expense)	(125)	(657)	192	(e)	(590)
Income (loss) from continuing operations	528	7,275	(2,125)		5,678

Income (loss) per share from continuing operations:
Basic	$0.01				$0.10
Diluted	$0.01				$0.10

Average number of common shares outstanding:
Basic	58,678				58,678
Diluted	59,765				59,765

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On March 1, 2014, Westell completed its acquisition of CSI for approximately $39.0 million in cash plus a preliminary working capital adjustment of $4.7 million. The transaction was accounted for under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The unaudited pro forma condensed combined financial statements were prepared in accordance with US GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission Regulation S-X, and present the pro forma financial position and results of operations of the consolidated companies based upon the historical information after giving effect to the Acquisition and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on December 31, 2013 and the unaudited pro forma condensed combined statement of operations for the year and nine months ended March 31, 2013 and December 31, 2013, respectively, is presented as if the Acquisition had occurred on April 1, 2012.

2. CONSIDERATION TRANSFERRED AND PRELIMINARY PURCHASE PRICE ALLOCATION

The Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The accounting for the business combination is based on currently available information and is considered preliminary. The final accounting for the business combination may differ materially from that presented in these unaudited pro forma condensed combined financial statements.

The fair value of consideration transferred is as follows (in thousands):

Purchase price	$39,000
Working capital adjustment	4,738
Total consideration	$43,738

The following is a summary of the preliminary estimated fair value of the net assets acquired (in thousands):

Cash and cash equivalents	$6,183
Accounts receivable, net	3,465
Inventories	6,423
Prepaid expenses and other current assets	239
Property and equipment, net	816
Intangible assets, net	16,230
Accounts payable	(2,524)
Accrued expenses	(1,575)
Current portion of capital lease	(17)
Deferred revenue	(2)
Capital lease obligation, net of current portion	(26)
Deferred income tax	(6,615)
Other non-current liabilities	(12)
Goodwill	21,153
Total consideration	$43,738

3. PRO FORMA ADJUSTMENTS

Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the purchase price of $39.0 million plus the preliminary working capital adjustment of $4.7 million.

(b)	Represents the preliminary adjustments to CSI’s historical accounts to conform to Westell’s accounting policies.

(c)
Inventory acquired was increased by $1.5 million to reflect the estimated fair value. The remaining adjustment represents the preliminary adjustments to CSI’s historical accounts to conform to Westell’s accounting policies.

(d)	Reflects the elimination of a $1.8 million asset retained by the Sellers following the completion of the Acquisition.

(e)	Represents the adjustment to property, plant and equipment to reflect the preliminary fair market value.

(f)
Reflects the preliminary estimated adjustment to goodwill as a result of the Acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 2. The goodwill is attributable to the synergies and other benefits that are expected to arise from the acquisition of CSI. The goodwill is not expected to be deductible for tax purposes.

(g)	Reflects the estimated impact of the recognized identifiable intangible assets that are being acquired relating to customer relationships, developed technology and trade name.

(h)
The preliminary value of net assets acquired included a deferred tax liability of $6.6 million recorded using a statutory tax rate of 38%. The deferred tax liability is anticipated to reverse over a definite lived period which will allow Westell to realize additional deferred tax assets which are currently reserved with a valuation allowance. The deferred tax balance has been adjusted to reflect the anticipated additional realization of Westell's deferred tax assets. The effect of this one-time benefit is a reduction of Westell's valuation allowance and an increase in equity as noted in note (i).

(i)	Represents the elimination of CSI’s historical Stockholders' equity plus a $6.6 million entry to record the one-time income tax effects of the Acquisition described in note (h).

Unaudited Pro Forma Condensed Combined Statement of Operations

(a)
Westell discontinued the operations of its CNS segment in the first quarter of fiscal year 2014. The adjustments restate the historical statement of operations to present the results of the CNS segment as discontinued operations.

(b)	Represents the preliminary adjustments to CSI’s historical accounts to conform to Westell’s accounting policies.

(c)
Inventory acquired was increased by $1.5 million to reflect the estimated fair value. This adjustment reflects the impact of that fair value adjustment on cost of goods sold, assuming the inventory is sold in the first year of the acquisition.

(d)	Reflects the preliminary estimate for additional amortization for the fair value of recognized identifiable intangible assets acquired from CSI.

(e)	Reflects the estimated income tax effects of the pro forma adjustments related to the acquisition of CSI.